Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the unaudited condensed consolidated financial statements for the three months ended March 31, 2026 and 2025 and the related notes thereto, included as Exhibit 99.3 to this Current Report on Form 8-K/A. The following discussion should also be read alongside the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2025 and 2024 included in our Current Report on Form 8-K filed with the SEC on April 16, 2026, along with the corresponding audited financial statements for such periods contained therein. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this Current Report. You should review the section titled “Risk Factors” in our Current Report on Form 8-K filed with the SEC on April 16, 2026, as supplemented by this Current Report, for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations.

Overview

Background

Incorporated in the State of Delaware in 2009, Ionetix Corporation (following the Merger described below, “Ionetix” or the “Company”) was founded to develop superconducting cyclotron technology to produce isotopes for medical and industrial purposes. Our founding premise was to use this novel cyclotron technology to produce isotopes in a smaller and thus more cost-effective footprint. Our mission is to produce otherwise hard-to-obtain isotopes, using a combination of our proprietary cyclotron technology and equipment sourced from third parties.

Our leadership team has a combined 50+ years of direct experience with nuclear medicines, cyclotron technology solutions and engineering, government and community engagement. Our board members include pre-eminent experts in pharmaceutical and biotechnology research and development and manufacturing. We believe that the depth of our expertise and our cyclotron technology solutions uniquely position us to become the market leader in the manufacturing of isotopes for medical and industrial purposes.

The Reverse Merger

On April 9, 2026, JDEV Acquisition Corp. (“JDEV” and after the Merger, Ionetix), JDEV Merger Subsidiary (“Merger Sub”) and pre-Merger Ionetix Corporation (“Legacy Ionetix”) completed the merger contemplated by the Agreement and Plan of Merger and Reorganization dated April 9, 2026, pursuant to which Merger Sub merged with and into Legacy Ionetix, with Legacy Ionetix continuing as the surviving corporation and becoming a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, JDEV changed its name to Ionetix Corporation, and the combined company will continue the existing business operations of Ionetix as a public reporting company.

At the effective time of the Merger, each outstanding share of Legacy Ionetix common stock and preferred stock was converted into shares of common stock of the combined company based on the Conversion Ratio. All outstanding stock options and warrants of Legacy Ionetix were assumed and converted into options and warrants to purchase shares of common stock of the combined company, with the number of underlying shares and exercise prices adjusted based on the Conversion Ratio.

For financial reporting purposes, the Merger was accounted for as a reverse recapitalization, with Ionetix determined to be the accounting acquirer. Accordingly, the historical financial results of Legacy Ionetix prior to the Merger are treated as the historical financial results of the combined company, and the results of operations discussed below for the three months ended March 31, 2026 and 2025 represent the historical results of Legacy Ionetix prior to the Merger.

Contemporaneously with the closing of the Merger, we sold 10,777,268 shares of common stock in a private placement at a purchase price of $3.00 per share, generating aggregate gross proceeds of $32.3 million and net proceeds of $29.7 million after deducting placement agent fees and expenses. The net proceeds are expected to be used for general working capital and corporate purposes, including research and development, engineering and scale-up manufacturing of our medical isotopes, as well as fees and expenses related to the Merger and the private placement financing.

For additional information regarding the Merger and related transactions, see our Current Report on Form 8-K filed with the SEC on April 16, 2026.

Components of Results of Operations

Revenue

Our revenues are generated primarily from (i) diagnostic drug and medical radioisotopes sales, (ii) cyclotron system sales, and (iii) consulting services and system support services.

Diagnostic drug and medical radioisotopes sales represent our principal source of revenue. Under these arrangements, customers place purchase orders pursuant to master sales agreements, with each delivered dose representing a distinct performance obligation. Revenue is recognized upon delivery, when control of the product transfers to the customer. Because these products are ordered based on clinical requirements and administered as part of patient care, demand is closely tied to real-time utilization. We have only begun sales of therapeutic radioisotopes in late 2025, and we expect revenues from the sale of diagnostic drugs to continue to represent the primary driver of our business, with future growth influenced by the development and commercialization of additional isotopes, including therapeutic isotopes, as well as continuing utilization of PET imaging products.

Cyclotron system revenues are generated from the delivery of equipment together with installation and related activities necessary to verify functionality in accordance with contractual specifications. These activities are combined into a single performance obligation, and revenue is recognized upon completion of installation and formal customer acceptance. Cyclotron system sales are generally driven by customer-specific deployment needs and the timing of system installations. As a result, we expect revenues from cyclotron sales to fluctuate from period to period.

Consulting services and system support services are typically recognized over time as services are performed because the customer simultaneously receives and consumes the benefits of our performance. We measure progress using a cost-to-cost input method, recognizing revenue based on costs incurred relative to total estimated costs, with estimates updated as facts and circumstances change.

Operating Expenses

Cost of Revenue

Cost of revenue consists primarily of costs associated with the manufacture and delivery of our products and related services, including materials and components, personnel-related costs, production-related overhead and shipping and handling costs. Production-related overhead includes facility costs, utilities, depreciation of production equipment, and hosting and cloud infrastructure costs. Cost of revenue also includes manufacturing-related adjustments such as production variances, warranty costs, scrap, and write-downs of excess or obsolete components. As production volume and system deliveries increase, cost of revenue is expected to increase in absolute dollars.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of personnel-related costs, including salaries, health insurance, payroll taxes, and stock-based compensation. Selling, general and administrative expenses also include consulting and professional service fees and other general corporate and administrative expenses.

As we continue to grow our business and expand our commercial presence, we expect selling, general and administrative expenses to increase in absolute dollars. In addition, we expect selling, general and administrative expenses to increase in the near term as a result of operating as a public company, including costs associated with compliance with SEC reporting requirements, audit and legal fees, insurance, and other corporate governance and administrative expenses.

Research and Development

Research and development expenses consist of costs incurred in connection with our development activities and are expensed as incurred. These expenses primarily include personnel-related costs, such as salaries, health insurance, and other employee benefits. Research and development expenses also include depreciation and amortization of development equipment and related assets, legal and regulatory costs, and other expenses necessary to support our development activities.

We have invested, and intend to continue to invest, in research and development activities to support the expansion of our diagnostic isotope offerings and the advancement of therapeutic isotope programs, including alpha-emitting radionuclides. Research and development expenses may fluctuate from period to period based on the timing and scope of development initiatives, regulatory activities, and clinical supply programs. We expect research and development expenses to increase in absolute dollars as we continue to invest in technology, production capabilities, and isotope development.

Interest Expense, Net

Interest expense, net consists primarily of interest incurred on outstanding debt obligations, partially offset by interest income earned on our cash and cash equivalents.

Other Income (Expense), Net

Other Income (expense), net consists primarily of non-cash charges related to the fair value remeasurement of financial instruments and gains or losses associated with financing transactions, as well as other non-operating items.

Provision for Income Taxes

We have incurred net losses since inception and maintain a full valuation allowance against our deferred tax assets. As a result, income tax expense was not material for the periods presented.

Results of Operations

The following table sets forth selected condensed consolidated statements of operations data for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Revenue	$1,071	$2,590
Operating expenses
Cost of revenue	1,497	2,090
Selling, general and administrative	2,904	2,882
Research and development	702	1,347
Total operating expenses	5,103	6,319
Loss from operations	(4,032)	(3,729)
Interest expense, net	(374)	(780)
Other income (expense), net	(2,535)	2,118
Loss before provision for income taxes	(6,941)	(2,391)
Provision for income taxes	—	—
Net loss	$(6,941)	$(2,391)

Revenue

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Revenue	$1,071	$2,590	-59%

Total revenue was $1.1 million for the three months ended March 31, 2026 compared to $2.6 million for the three months ended March 31, 2025, a decrease of $1.5 million, or 59%. The decrease was primarily driven by a $1.6 million decrease in cyclotron system sales, as no cyclotron system sales were recognized during the current period, compared to $1.6 million recognized in the prior-year period in connection with the fulfilment of a cyclotron contract. This decrease reflected the timing of customer-specific system deployments and installations. Diagnostic drug and medical radioisotopes sales were $1.1 million for the three months ended March 31, 2026 compared to $1.0 million for the three months ended March 31, 2025.

Cost of Revenue

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Cost of revenue	$1,497	$2,090	-28%

Cost of revenue was $1.5 million for the three months ended March 31, 2026 compared to $2.1 million for the three months ended March 31, 2025, a decrease of $0.6 million, or 28%. The change was primarily driven by the decrease in system sales costs, reflecting that no cyclotron system sales were recognized in the current period.

Selling, General and Administrative

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Selling, general and administrative	$2,904	$2,882	1%

Selling, general and administrative expenses remained relatively flat at $2.9 million for the three months ended March 31, 2026 compared to the same period in 2025.

Research and Development

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Research and development	$702	$1,347	-48%

Research and development expenses were $0.7 million for the three months ended March 31, 2026 compared to $1.3 million for the three months ended March 31, 2025, a decrease of $0.6 million, or 48%. The decrease was primarily driven by a $0.4 million decrease in personnel-related costs, reflecting the transition of certain employees and related costs from research and development activities associated with alpha-emitting isotopes to cost of revenue in December 2025, as the related facility progressed toward operational readiness.

Interest Expense, Net

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Interest expense, net	$374	$780	-52%

Interest expense, net was $0.4 million for the three months ended March 31, 2026 compared to $0.8 million for the three months ended March 31, 2025, a decrease of $0.4 million, or 52%. The decrease was primarily driven by the conversion of the convertible notes in the fourth quarter of 2025, which eliminated the related interest expense in the three months ended March 31, 2026.

Other Income (Expense), Net

	Three Months Ended March 31,
	2026	2025	Change %
	(In thousands)
Other income (expense), Net	$(2,535)	$2,118	-220%

Other expense, net was $2.5 million for the three months ended March 31, 2026 compared to other income, net, of $2.1 million for the three months ended March 31, 2025, representing change of $4.7 million. The change was primarily driven by a $2.2 million upfront loss recognized in connection with the issuance of SAFEs with common stock warrant coverage during the three months ended March 31, 2026, reflecting the excess of the aggregate fair value of the instruments issued over the proceeds received. Additionally, the fair value of SAFE liabilities swung from a $2.1 million gain during the three months ended March 31, 2025 to a $0.1 million loss during the three months ended March 31, 2026, reflecting changes in the estimated fair value of outstanding SAFEs prior to their conversion into Series F redeemable convertible preferred stock on March 31, 2026.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance of redeemable convertible preferred stock, SAFEs, convertible notes, short-term debt and, most recently, the proceeds from the private placement financing completed in connection with the Merger. Our primary requirements for liquidity and capital are to fund working capital, capital expenditures, research and development, manufacturing, sales and marketing efforts, site deployment activities, commercial expansion and general corporate purposes.

We have incurred significant operating losses and negative cash flows since inception. For the three months ended March 31, 2026, we incurred a net loss of $6.9 million. As of March 31, 2026, we had an accumulated deficit of $193.5 million and cash and restricted cash of approximately $0.3 million. On April 9, 2026, we completed the Merger, in connection with which the combined company raised $29.7 million after deducting placement agent fees and expenses from a private placement financing.

We have incurred operating losses to date and expect to continue to incur losses for the foreseeable future as we invest in the growth of our business. Based on our current operating plan, we believe that our existing cash, together with the net proceeds from the private placement, will not be sufficient to fund our operations for at least the next twelve months.

Our future capital requirements will depend on many factors, including the timing and extent of our research and development activities, the scale-up of manufacturing operations, the pace of commercial expansion, and the timing of site deployments. We may seek to raise additional capital through equity or debt financings, strategic collaborations, or other arrangements to support our long-term growth objectives. There can be no assurance that such financing will be available on favorable terms, or at all.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Net cash used in operating activities	$(2,213)	$(4,385)
Net cash used in investing activities	$(1,483)	$(838)
Net cash provided by financing activities	$3,546	$114

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026 was $2.2 million, which resulted from a net loss of $6.9 million, adjusted for non-cash charges of $4.1 million and net cash inflows from changes in operating assets and liabilities of $0.6 million. Non-cash charges of $4.1 million primarily consisted of upfront loss of $2.2 million recognized in connection with the issuance of SAFEs with common stock warrant coverage during the three months ended March 31, 2026, reflecting the excess of the aggregate fair value of the instruments issued over the proceeds received, depreciation and amortization of $0.9 million, amortization of debt discount and issuance costs of $0.2 million, and stock-based compensation of $0.1 million. Cash inflows from changes in operating assets and liabilities was $0.6 million, primarily due to increases of $0.7 million in accounts payable reflecting the timing of payments.

Net cash used in operating activities for the three months ended March 31, 2025 was $4.4 million, which resulted from a net loss of $2.4 million, adjusted for net non-cash adjustments of $1.0 million and net cash outflows from changes in operating assets and liabilities of $1.0 million. Net non-cash adjustments primarily reflected a $2.1 million gain on the change in fair value of SAFE liabilities, partially offset by depreciation and amortization expense of $0.8 million, stock-based compensation of $0.2 million, and amortization of debt discount and issuance costs of $0.1 million. Net cash outflows from changes in operating assets and liabilities of $1.0 million were primarily due to a $1.3 million decrease in accrued expenses and other liabilities, primarily reflecting a decrease in customer deposits as services were performed, and a $0.4 million increase in accounts receivable, reflecting revenue recognized from diagnostic drug and medical radioisotopes sales in the period, partially offset by a $0.7 million decrease in inventory consumed in production.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2026 and 2025 was $1.5 million and $0.8 million, respectively, and consisted primarily of purchases of property and equipment to support ongoing operational and capacity expansion.

Financing Activities

Net cash provided by financing activities was $3.5 million for the three months ended March 31, 2026, primarily consisting of $2.4 million of SAFE issuances, $0.8 million of net proceeds from short-term debt, and $0.4 million proceeds from related party advances.

Net cash provided by financing activities was $0.1 million for the three months ended March 31, 2025, primarily consisting of $0.1 million of SAFE issuances.

Contractual Obligations and Commitments

As of March 31, 2026, our material contractual obligations consisted primarily of debt arrangements and operating lease commitments.

As of March 31, 2026, we had $6.5 million of short-term debt obligations outstanding. The short-term debt matures between April 2026 and March 2027. Subsequent to March 31, 2026, all outstanding short-term debt obligations, including accrued interest, were repaid in full in connection with the closing of the Merger.

We also have operating lease commitments for our facilities and equipment. These lease obligations extend beyond March 31, 2026 in accordance with the respective lease terms. As of March 31, 2026, we had aggregate future minimum operating lease commitments of approximately $1.5 million, of which approximately $0.5 million is payable within the next 12 months.

We do not have any off-balance sheet arrangements and have no material purchase commitments.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of condensed consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

There have been no material changes to our critical accounting policies and estimates as compared to those described in the section titled “Critical Accounting Policies and Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Current Report on Form 8-K filed with the SEC on April 16, 2026.

Quantitative and Qualitative Disclosure About Market Risk

As a smaller reporting company, we are not required to provide the information required by this Item.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an emerging growth company and a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and we may rely on certain reduced disclosure requirements available to such companies. For additional information, see our Current Report on Form 8-K filed with the SEC on April 16, 2026.